Exhibit 10.2
APACHE CORPORATION
EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AS AMENDED AND RESTATED FEBRUARY 8, 2007
Apache Corporation, a Delaware corporation (the “Company”), established the Apache Corporation Equity Compensation Plan for Non-Employee Directors (the “Plan”), effective as of February 9, 1994, for those directors of the Company who are neither officers nor employees of the Company (the “Directors”) and authorized a maximum of 115,500 shares of the Company’s common stock, par value $0.625 per share (the “Common Stock”) for issuance thereunder during the term of the Plan, which shares consist entirely of treasury stock.
1. Each Director shall receive automatic and non-discretionary grants of restricted stock (“Restricted Stock Awards”) on the terms and conditions set forth under the Plan. Each Director receiving a Restricted Stock Award shall enter into an agreement (a “Restricted Stock Agreement”) in such form as the Board of Directors of the Company (the “Board”) or a duly authorized committee of the Board (the “Committee”) shall determine to be consistent with the provisions of the Plan and which may contain additional terms and conditions relating to the Restricted Stock Awards. In the event of any inconsistency between the provisions of the Plan and any Restricted Stock Agreement, the provisions of the Plan shall govern.
2. The Committee shall be responsible for the administration of the Plan. However, the Committee shall have no authority, discretion or power to (i) select the Directors who will receive Restricted Stock Awards, (ii) determine the terms of the Restricted Stock Awards to be granted pursuant to the Plan, the number of shares of Common Stock to be issued thereunder or the time at which such Restricted Stock Awards are to be granted, (iii) establish the duration and nature of Restricted Stock Awards, or (iv) alter any other terms or conditions specified in the Plan, except to administer the Plan in accordance with its terms or to comport with changes in the Internal Revenue Code, the Employment Retirement Income Security Act, or the rules and regulations promulgated thereunder. Subject to the foregoing limitations, the Committee is authorized to (A) interpret the Plan, (B) prescribe, amend and rescind rules and regulations relating to the Plan, (C) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and (D) make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee’s authority shall include, but not be limited to, the right to make equitable adjustments in the number or kind of shares subject to outstanding Restricted Stock Awards, or which have been reserved for issuance pursuant to the Plan but are not then subject to Restricted Stock Awards, to reflect changes in the number or kind of outstanding shares of Common Stock due to any merger, recapitalization or other extraordinary or unusual event.

3. If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Common Stock, then in relation to the Common Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the shares of Common Stock which have been reserved for issuance pursuant to the Plan but are not then subject to Restricted Stock Awards, and (ii) the shares of Common Stock subject to outstanding Restricted Stock Awards granted hereunder.
4. Beginning on July 1, 1994, and on July 1 of each fifth year thereafter through and including July 1, 2000, each Director shall receive a Restricted Stock Award of 1,000 shares of Common Stock. Such Restricted Stock Awards shall vest at the rate of 20 percent per year on each of the first through the fifth anniversaries of the date of the Restricted Stock Award. No further grants will be made pursuant to this Section 4 after May 3, 2001.
5. Beginning on July 1, 2001, and on July 1 of each third year thereafter through and including July 1, 2003, each Director shall receive a Restricted Stock Award of 1,000 shares of Common Stock. Such Restricted Stock Awards shall vest at the rate of one-third (1/3) per year on each of the first through the third anniversaries of the date of the Restricted Stock Award. No further grants will be made pursuant to this Section 5 after July 1, 2003.
6. Beginning on July 1, 2004, and on July 1 of each third year thereafter through and including July 1, 2009, each Director shall receive a Restricted Stock Award of 2,310 shares of Common Stock. Such Restricted Stock Awards shall vest at the rate of one-third (1/3) per year on each of the first through the third anniversaries of the date of the Restricted Stock Award. Any Director elected to the Board of Directors subsequent to July 1, 2004 shall receive a Restricted Stock Award of 2,310 shares of Common Stock on the next July 1 following the date of such election, regardless of whether such date would normally have been an award date, which shall vest on the same schedule and the same percentage as set forth in the second sentence hereof.
7. (a) No Restricted Stock Awards shall be granted to any Director subsequent to January 1, 2007. Restricted Stock Awards, whether vested or unvested, may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of as long as a Director is serving as a member of the Board.
     (b) All restrictions on Restricted Stock Awards shall lapse on the first business day following the date on which a Director ceases to be a member of the Board; provided, however, that the unvested portion of any Restricted Stock Award shall be automatically forfeited at such time. Notwithstanding the foregoing, effective as of May 1, 2000, the unvested portion of any Restricted Stock Award shall be automatically vested upon a Director’s retirement from the Board or upon a Director’s death while still serving as a member of the Board; provided, however, that the Director (i) is at least 60 years of age and has completed at least ten years of service as a Director at the time of retirement, or (ii) has completed at least ten years of service as a Director at the time of death.
8. Certificates issued pursuant to Restricted Stock Awards shall be registered in the name of the recipient Director and shall bear an appropriate restrictive legend referring to the terms, conditions and restrictions applicable to such Restricted Stock Award. Certificates issued pursuant to Restricted Stock Awards shall be held by the Corporate Secretary of the Company until the award, or portion thereof, has vested and all applicable restrictions thereon shall have lapsed. As a condition of any Restricted Stock Award, each Director shall have delivered to the Corporate Secretary of the Company a stock power, endorsed in blank, relating to the Common Stock issued pursuant to a Restricted Stock Award. A Director shall have all voting, dividend, liquidation and other rights of a stockholder of the Company with respect to the shares of Common Stock issued pursuant to any Restricted Stock Award, notwithstanding that all or a portion of such award shall be unvested, subject to the restrictions described in the preceding paragraph.
9. In the event of a “change of control” of the Company, as defined in the Company’s Income Continuance Plan (without regard to whether such Income Continuance Plan remains in effect or is subsequently amended), any unvested portion of any Restricted Stock Award shall be vested automatically, without further action by the Board or the Committee, effective as of the date of such change of control.
10. The Board may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of such amendment or modification by the stockholders of the Company, if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable. The Plan is expressly intended to comport with Rule 16b-3(c)(2)(ii) (or any successor provision) as promulgated under the Securities Exchange Act of 1934, as amended, and any ambiguities in the construction of the Plan or any Restricted Stock Agreement shall be resolved so as to effectuate such intent.
Dated: February 8, 2007

ATTEST:		APACHE CORPORATION

By:	/s/ Cheri L. Peper Cheri L. Peper Corporate Secretary	By:	/s/ Jeffrey M. Bender Jeffrey M. Bender Vice President, Human Resources

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